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                                                                    EXHIBIT 10.9


                             CONTRIBUTION AGREEMENT

         This CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of September __, 1997 by and among CKE RESTAURANTS, INC., a Delaware corporation ("CKE"), SUMMIT FAMILY RESTAURANTS INC., a Delaware corporation and, as of the date of this Agreement, a wholly-owned subsidiary of CKE ("Summit"), STAR BUFFET, INC., a Delaware corporation and, as of the date of this Agreement, a wholly-owned subsidiary of CKE ("Star"). CASA BONITA INCORPORATED, a Texas corporation and indirect wholly-owned subsidiary of CKE ("Casa Bonita"), and JB's RESTAURANTS, INC., a Delaware corporation and wholly-owned subsidiary of CKE ("JB's").

                                    RECITALS:

         A. CKE is engaged, through its subsidiaries listed in Schedule 1 attached hereto (the "CKE Subsidiaries"), in the primary business, among others, of owning, operating, franchising and licensing quick-service restaurants, primarily consisting of the Carl's Jr.(R), Hardee's(R) and Taco Bueno(R) concepts (CKE and the CKE Subsidiaries other than members of the Star Group (as such term is hereinafter defined) are collectively referred to as the "CKE Group");

         B. CKE has determined to reorganize and consolidate the assets and operations of the buffet-style restaurant business of certain of its subsidiaries (collectively, the "Buffet Restaurant Business"), which is currently comprised of 16 HomeTown Buffet restaurants currently operated by HTB Restaurants, Inc., a Delaware corporation and wholly-owned subsidiary of Summit ("HTB"), as a franchisee of HomeTown Buffet, Inc. (the "Franchisor"), two (2) Casa Bonita Mexican theme restaurants currently operated by Casa Bonita, and seven (7) JJ North's Grand Buffet restaurants to be acquired pursuant to an Asset Purchase Agreement, dated July 24, 1997 (the "North Purchase Agreement"), between CKE and North's Restaurants, Inc., an Oregon corporation ("North's"), into Star and Star's subsidiaries listed in Schedule 2 attached hereto (the "Star Subsidiaries") (Star and the Star Subsidiaries, after giving effect to the Asset Transfers (as such term is hereinafter defined) and the consummation of the transactions contemplated by this Agreement, are collectively referred to herein as the "Star Group"); and

         C. Star has filed a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an initial public offering of 2,500,000 shares of Star Common Stock, of which 600,000 shares are to be offered and sold by CKE (the "Offering") pursuant to an Underwriting Agreement to be entered into by and among Star, CKE and Equitable Securities Corporation, EVEREN Securities, Inc. and Cruttenden Roth Incorporated, as representatives of the Underwriters (the "Underwriting Agreement"), on or promptly following the date on which the Registration statement is declared effective by the SEC;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:


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         1.       FORMATION TRANSACTIONS

                  1.1 Exchange of Summit Shares for Star Shares; Section 351. Effective as of the Effective Time (as defined in Section 1.3 below), CKE agrees to contribute and transfer to Star all of the issued and outstanding shares of capital stock of Summit (the "Summit Shares"), free and clear of any and all liens, claims, pledges, options, security interests, encumbrances and restrictions on transfer (other than restrictions imposed pursuant to applicable federal and state securities laws), in exchange for, and Star agrees to issue to CKE, Two Million Six Hundred Thousand (2,600,000) newly issued shares of common stock, par value $0.001 per share (the "Common Stock) of Star (the "Star Shares"). This Agreement is being entered into by the parties as part of a unified plan of contribution and exchange of stock (the "Plan") that is intended by the parties to qualify for non-recognition treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Such Plan is comprised of the transactions contemplated by this Agreement provided that none of the parties to this Agreement or such other agreements have made or are making any representations or warranties with respect to whether the transactions being consummated pursuant to and as part of such Plan will comply with the requirements of Code Section 351 or as to the consequences, under applicable federal, state or other tax laws, of such transactions to the parties to this Agreement or the parties to the other agreements and transactions that are part of the Plan.

                  1.2 Asset Transfers and Assumption of Liabilities. Prior to the Effective Time, Star, Summit and CKE shall, and shall cause their respective subsidiaries to, execute and deliver such agreements, instruments and other documents as may be necessary or appropriate to evidence the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, prior to the closing of the Offering, CKE, Star and Summit shall cause (i) the entities, assets, operations and corresponding liabilities of the Buffet Restaurant Business to be included as part of the Star Group, and (ii) the entities, assets and operations and liabilities of the Star Group to be limited to the Buffet Restaurant Business.

                      (a) Casa Bonita. Prior to the Effective Time, Casa Bonita shall transfer to Summit, and Summit shall accept from Casa Bonita, substantially all of the assets of Casa Bonita used in connection with the operation of the two Casa Bonita Restaurants described in Schedule 1.2(a) attached hereto (the "Casa Bonita Assets"), subject to the Casa Bonita Liabilities (as such term is defined in Section 1(d)(i) below, in consideration for an amount (subject to adjustment as provided in Section 1.5 below) equal to $495,000, representing the estimated net asset value of the Casa Bonita Restaurants (the "Casa Bonita Asset Transfer") pursuant to a Bill of Sale and Assumption of Liabilities in the form attached hereto as Exhibit A (the "Casa Bonita Bill of Sale"). The foregoing amount shall be paid by delivery of an interest free promissory note to Casa Bonita (the "Casa Bonita Note"). Star shall cause the Casa Bonita Note to be repaid in full from the net proceeds of the Offering.

                      (b) Summit. Prior to the Effective Time, Summit shall transfer to JB's, and JB's shall accept from Summit, substantially all of Summit's assets (other than the outstanding shares of HTB and the Casa Bonita Assets), including, without limitation, all assets used by Summit relating to its JB's Restaurants and related franchise system and its Galaxy Diner restaurants and all interests (including leasehold interests) of Summit in and to any real property (collectively, the "JB's Assets"), subject to the JB's Liabilities (as such term is defined in Section 1(e) in consideration for an amount (subject to adjustment as provided in Section 1.5 below) equal to $________, representing the estimated net asset value of the JB's Assets (the "JB's Asset Transfer"), pursuant to a Bill of Sale and Assumption of Liabilities in the form attached hereto as Exhibit B (the "JB's Bill of Sale"). The foregoing amount shall be paid by delivery of a promissory note of JB's to Summit (the "JB's Note").

                      (c) Transfer of JB's Note. After the effectiveness of the JB's Asset Transfer, but prior to the Effective Time, Summit shall transfer to CKE, as a dividend, all of Summit's right, title and interest in and to


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the JB's Note (the "Note Transfer" and, collectively with the Casa Bonita Asset
Transfer and the JB's Asset Transfer, the "Asset Transfers").

                      (d) Assumption of Liabilities by Star and Summit.

                          (i) Casa Bonita Liabilities. As of the Effective Time,
Summit agrees to assume and pay all contracts, obligations and liabilities of Casa Bonita or any other member of the CKE Group associated in any way with the Casa Bonita Assets or the operation of the Casa Bonita restaurants, whether accrued, absolute, contingent or otherwise, and whether due or to become due (collectively, the "Casa Bonita Liabilities"), except as provided herein as in the Casa Bonita Bill of Sale. The Casa Bonita Liabilities shall include, without limitation, all obligations of any member of the CKE Group acting as a guarantor of obligations of Casa Bonita which relate to the Casa Bonita Assets and all obligations of Casa Bonita under leases for real or personal property and other executory contracts and liabilities, whether arising as a result of the transactions contemplated hereby, existing on the date hereof or based on facts or actions arising on or prior to the Effective Date.

                          (ii) Buffet Restaurant Liabilities. As of the
Effective Time, Star agrees to assume and pay, or to cause a subsidiary entity included within the Star Group to assume and pay, all contracts, obligations and liabilities of each member of the CKE Group associated in any way with the Buffet Restaurant Business, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, all obligations of any member of the CKE Group acting as a guarantor of obligations of the Buffet Restaurant Business, all obligations under leases and other executory contracts and liabilities, whether arising as a result of the transactions contemplated hereby, existing on the date hereof or based on facts or actions arising on or prior to the Effective Date, and all Retained Summit Liabilities (as defined below) (collectively, the "Assumed Liabilities").

                       (e) Assumption of Liabilities by JB's. As of the Effective Time, JB's agrees to assume and pay all contracts, obligations and liabilities of Summit and each member of the CKE Group associated in any way with the JB's Assets, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, all obligations of Summit under any lease agreement for real or personal property and other executory contracts and liabilities, whether arising as a result of the transactions contemplated hereby, existing on the date hereof or based on facts or actions arising on or prior to the Effective Date (collectively, the "JB's Liabilities"); provided, however, that Summit shall retain full responsibility for the payment or performance and satisfaction of, and none of the CKE Group shall be deemed to have assumed, any obligation of Summit which, by the terms and provisions thereof, relates specifically to the Buffet Restaurant Business (the "Retained Summit Liabilities"). By way of example, the Retained Summit Liabilities include, without limitation, certain agreements executed by Summit in favor of the Franchisor with respect to the operations of the HomeTown Buffet restaurants operated by HTB, guarantees executed by Summit of any obligation of HTB, and Casa Bonita Liabilities.

                       (f) Casa Bonita Name Change. Casa Bonita shall take all corporate actions necessary to amend its charter documents to change its name to "Taco Bueno Restaurants, Inc."

                       (g) Special Dividend. Star agrees to declare prior to the issuance of shares of Common Stock of Star to the Underwriters pursuant to the Underwriting Agreement (subject to the completion of the Offering), and to pay to CKE, as sole stockholder of Star, a dividend in cash in an amount equal to $7,885,000. Such dividend shall be paid by Star upon completion of the Offering.

                  1.3 Effective Time. The "Effective Time" shall mean 6:00 a.m. Pacific Time on Tuesday, September 23, 1997, or such later time and date as CKE and Star may mutually agree.

                  1.4 Delayed Transfers. To the extent that any required consent with respect to the assignment, transfer or bifurcation of a contract, agreement, lease or other instrument included in the Casa Bonita Assets or the JB's Assets has not been obtained on or prior to the Effective Time and the transferor is unable (by sublease or otherwise) to transfer the legal benefit thereof to the transferee, such contract, agreement, lease or instrument (a "Delayed Asset") shall not be transferred and any related liability (a "Delayed Liability") shall not be assumed by the transferee as an Assumed Liability



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hereunder, unless and until such required consent has been obtained or the transferor is otherwise able to transfer the legal benefit thereof. Notwithstanding the foregoing, if such required consent to transfer is not obtained, CKE shall cause Casa Bonita to use its best efforts to attempt to provide to Summit the benefits of any such Delayed Assets which are Casa Bonita Assets and Star shall cause Summit to use its best efforts to attempt to provide to JB's the benefits of any such Delayed Assets which are JB's Assets. At such time and on each occasion after the Effective Time that a required consent shall be obtained with respect to a Delayed Asset, such Delayed Asset shall forthwith be deemed transferred and assigned as contemplated hereunder, and all related Delayed Liabilities shall be simultaneously assumed by the transferee hereunder, whereupon (i) such delayed asset shall constitute a JB's Asset or a Casa Bonita Asset, as the case may be, for all purposes hereunder and (ii) such delayed liability shall constitute an Assumed Liability for all purposes hereunder.

                  1.5 Post-Closing Adjustments. As soon as practicable, but in no event later than 45 days following the Effective Time, CKE shall prepare and deliver to Star statements of the net assets setting forth (a) with respect to the Casa Bonita Asset Transfer, the book values of the Casa Bonita Assets and the Casa Bonita Liabilities as of the Effective Time, and (b) with respect to the JB's Asset Transfer, the book values of the JB's Assets and the Assumed Liabilities as of the Effective Time (which shall be subject to adjustment pursuant to Section 1.7 below) Star shall provide CKE and its representatives with full access to the books, records, facilities and employees of the Star Group and corporate fully with CKE and CKE's representatives, including the provision on a timely basis of all necessary as useful information, in connection with the preparation of the foregoing statements of net assets. Upon receipt of such statements, Star shall have 30 days to review the statements and related work papers, and shall be deemed to have accepted and agreed to the statements and the adjustments resulting therefrom. Otherwise, CKE and Star shall use reasonable commercial efforts to resolve any differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. Within ten Business Days following agreement by CKE and Star to the statements of net assets, (a) Summit shall pay to Casa Bonita the amount, if any, by which the net asset value of the Casa Bonita Assets and Casa Bonita Liabilities exceeds $495,000, or Casa Bonita shall pay to Summit the amount, if any, by which $495,000 exceeds such net asset value, and (b) JB's shall pay to Summit the amount, if any, by which the net asset value of the JB's Assets and Assumed Liabilities exceeds $_______, or Summit shall pay to JB's the amount, if any, by which $________ exceeds such net asset value. Any such payments made pursuant to this Section 1.5 shall be accompanied by interest, accrued from the Effective Time up to and including the date of payment, at the Base Rate of interest provided under CKE's primary secured credit facility.

                  1.6 Adjustments and Prorations. The parties agree to prorate as of the Effective Time, as appropriate, rents, taxes, insurance, utilities and similar items and to make such adjustments to the statements of net assets to be prepared pursuant to Section 1.5 above or to provide for direct reimbursement, as the case may be, in order to reasonably allocate to the party for whose benefit payments or accruals are made all such payments or accruals made prior to the Effective Time but which relate to periods from and after the Effective Time and for which no assumption of liabilities is provided in the Casa Bonita Bill of Sale or the JB's Bill of Sale, as the case may be.

                  1.7 Special Summit Adjustment. The net asset value of the JB's Assets to be determined pursuant to Section 1.5 above shall be adjusted, as appropriate, to the extent that the balance as of the Effective Time of the intercompany account balance between Summit and HTB is different than $7,885,000 million. Such difference, if a positive number, shall result in an increase to the net asset value of the JB's Assets and, if a negative number, shall result in a decrease to the net asset value of the JB's Assets.

         2.       OTHER AGREEMENTS

                  2.1 Letters of Credit. Star shall use its best efforts to cause the beneficiaries of all letters of credit, guarantees and other contingent liabilities relating to the Buffet Restaurant Business (including, without limitation, commercial letters of credit, financing guarantees, performance guarantees, and insurance and workers' compensation liabilities) which will not have expired on or prior to the Effective Date to release and terminate all such letters of credit, guarantees and contingent liabilities on or prior to the Effective Date and, where necessary or appropriate, to accept substitute letters of credit, guarantees or contingent liabilities issued for the account of Star or to post sufficient cash collateral on behalf of Star. From and after the Effective Date, Star will pay to CKE a fee based upon the maximum exposure related to any such letters of credit, guarantees and contingent liabilities which were not released, terminated or replaced prior to the Effective Date. Such fee will be structured consistent with the pricing for letter of credit fees under CKE's senior credit facility from time to time in effect, and shall at all times indemnify and hold each member of the CKE Group harmless from and against all losses, liabilities and obligations incurred with respect to such letters of credit, guarantees or contingent liabilities and shall pay or reimburse CKE, upon demand, within ten days for any amounts actually paid by any member of the CKE Group with respect thereto.




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                  2.2 Insurance. All policies of liability, fire, workers'
compensation and other forms of insurance maintained by the CKE Group insuring the properties, assets and/or operations of the Buffet Restaurant Business or the Star Group shall continue in full force and effect up to and through the Effective Date and, shall be terminated effective 11:59 p.m. Pacific Time on the Effective Date. Any refunds of prepaid premiums with respect to such terminated insurance shall be for CKE's account. Star shall be liable for payment of all claims arising out of incidents, known or unknown, reported or unreported, which occur prior to, on or after the Effective Date with respect to any insurance programs relating to the Star Group.

                  2.3 Further Assurances. Each party shall execute and deliver such further instruments and take such further actions as the other party may reasonably request in order to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.

                  2.4 Cooperation. Each of CKE, Star and Summit acknowledge and agree that because of the relationship between the parties prior to the Effective Time, a very high degree of cooperation between the parties will be necessary subsequent to the Effective Time in order to ensure a smooth and efficient transition. Each party therefore agrees to cooperate in good faith with the other party for the purpose of ensuring a smooth transition. Such cooperation shall be without charge (other than reimbursement of expenses) and shall include, but shall not be limited to, cooperating by each party in preparing, reviewing, analyzing and responding to inquiries, claims, requests, threats of litigation or actual litigation involving the business or the assets of the other party.

         3.       TAX MATTERS

                  3.1 Liability for Taxes and Related Matters.

                      (a) CKE's Indemnification of Star. CKE shall be liable for and indemnify Star for all Taxes (as hereinafter defined) (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Star Group and Taxes resulting from the members of the Star Group ceasing to be members of the CKE Group) (i) imposed on the CKE Group (other than the members of the Star Group) for any taxable year and (ii) imposed on the Star Group or for which the Star Group may otherwise be liable for any taxable year or period that ends on or before the Effective Date and, with respect to any taxable year or period beginning before and ending after the Effective Date, the portion of such taxable year ending on and including the Effective Date. CKE shall also indemnify, defend and hold harmless Star from all costs and expenses incurred by Star (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which CKE is required to indemnify Star under this
Section 3.1(a). Except as set forth in Section 3.1(d), CKE shall be entitled to any refund of Taxes of the Star Group received for such periods.

                      (b) Star's Indemnification of CKE. Star shall be liable for and indemnify CKE for the Taxes of the Star Group for any taxable year or period that begins after the Effective Date and, with respect to any taxable year or period beginning before and ending after the Effective Date, the portion of such taxable year beginning after the Effective Date. Star shall also indemnify, defend and hold harmless CKE from all costs and expenses incurred by CKE (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Star is required to indemnify CKE under this Section 3.1(b). Star shall be entitled to any refund of Taxes of the Star Group received for such periods.

                      (c) Taxes for Short Taxable Year. For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes of the Star Group for a portion of a taxable year or period that begins before and ends after the Effective Date, the determination of the Taxes of the Star Group for the portion of the year or period ending on, and the portion of the year or period beginning after, the Effective Date shall be determined by assuming that the Star Group had a taxable year or period which ended at the close of the Effective Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

                      (d) Refunds from Carrybacks. If CKE becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 3.1(a) to indemnify Star and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the Star Group and from a taxable year or period that begins after the Effective Date, CKE shall promptly pay to Star the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, Star shall indemnify and hold harmless CKE for any tax liability, including interest and penalties, assessed against CKE by reason of the reduction or disallowance.



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                      (e) Tax Returns. CKE shall file or cause to be filed when
due all Tax Returns (as hereinafter defined) that are required to be filed by or with respect to the Star Group for taxable years or periods ending on or before the Effective Date and shall pay any Taxes due in respect of such Tax Returns, and Star shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Star Group for taxable years or periods ending after the Effective Date and shall pay any Taxes due in respect of such Tax Returns. CKE shall pay Star the Taxes for which CKE is liable pursuant to Section 3.1(a) but which are payable with Tax Returns to be filed by Star pursuant to the previous sentence within ten days prior to the due date for the filing of such Tax Returns.

                      (f) Contest Provisions. Star shall promptly notify CKE in writing upon receipt by Star, any of its affiliates or the Star Group of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Star Group for which CKE would be required to indemnify Star pursuant to Section 3.1(a), provided that failure to comply with this provision shall not affect Star's right to indemnification hereunder. CKE shall have the sole right to represent the Star Group's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Effective Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, CKE shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Star or the Star Group for any period after the Effective Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards) without the prior written consent of CKE. Such consent shall not be unreasonably withheld.

                  CKE shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Effective Date which may be the subject of indemnification by CKE pursuant to Section 3.1(a) and, with the written consent of Star, and at its sole expense, may assume the entire defense of such tax claim. Neither Star nor Summit nor any of the Star Group may agree to settle any tax claim for the portion of the year or period ending on the Effective Date which may be the subject of indemnification by CKE under Section 3.1(a) without the prior written consent of CKE, which consent shall not be unreasonably withheld.

                      (g) Certain Definitions. For purposes of this Section 3,
(i) the term "Tax" shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) the term "Tax Return" shall mean all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including without limitation consolidated federal income tax returns of the Star Group.

                  3.2 Assistance and Cooperation. After the Effective Date, each of CKE and Star shall: (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Agreement;
(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Star Group; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Star Group; (iv) provide timely notice to the other in writing of any pending or threatened tax audits or




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assessments of the Star Group for taxable periods for which the other may have a liability under this Agreement, provided, that failure to comply with this provision shall not affect the other party's rights to indemnification hereunder; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

                  3.3 Tax Sharing Agreements. Any and all tax sharing, tax indemnity, or tax allocation agreements with respect to which Summit or any of its subsidiaries was a party at any time prior to the Effective Date shall terminate upon the Closing Date. No further amounts shall be payable by Star or any of its subsidiaries under such agreements following the Closing.

                  3.4 Survival of Obligations. The obligations of the parties set forth in this Section shall be unconditional and absolute and shall remain in effect without limitation as to time.

         4.       CONDITIONS PRECEDENT

                  4.1 Conditions Precedent to the Obligations of the Parties. The obligations of each of the parties to effect the transactions contemplated hereby are subject to the condition that, at the Effective Time, no (i) threatened, instituted or pending action, proceeding, application, claim or counterclaim by or before any court or governmental authority or agency seeking to restrain or prohibit the consummation of the transactions contemplated hereby or described in the Registration Statement or (ii) statute, rule, regulation, decree, order of injunction promulgated, enacted, entered or enforced by any court or governmental agency or authority restraining or prohibiting the consummation of such transactions.

         5.       INDEMNIFICATION

                  5.1 Indemnification.

                      (a) CKE shall indemnify and hold harmless the Star Group and their respective officers, directors, employees, representatives, agents, successors and assigns (collectively, the "Star Group Indemnitees") against and in respect of any and all damages, claims, liabilities, expenses as incurred (including reasonable attorneys' fees) and losses (collectively "Damages") incurred by the Star Group Indemnitees that arise out of or relate to (i) any breach or violation of this Agreement by CKE; (ii) the conduct of CKE's business (excluding the Buffet Restaurant Business) prior to the Effective Time, or (iii) the conduct of CKE's business after the Effective Time; excluding therefrom any Damages relating to any Assumed Liabilities.

                      (b) Star and Summit shall indemnify and hold harmless the CKE Group their respective officers, directors, employees, representatives, agents, successors and assigns (collectively, the "CKE Group Indemnitees") against and in respect of any and all Damages incurred by the CKE Group Indemnitees that arise out of or relate to (i) any breach or violation of this Agreement




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

by Star or Summit or their respective subsidiaries, (ii) the conduct of the Buffet Restaurant Business after the Effective Time , and (iii) the Assumed Liabilities.

                  5.2 Indemnification Procedure.

                      (a) Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party or parties (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided that the indemnified party's failure to give such notice shall not affect any rights or remedies of an indemnified party hereunder with respect to indemnification for damages except to the extent that the indemnifying party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in Section 5.2(b) of this Agreement.

                      (b) Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to such claim, and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume or fails to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom,
(a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the indemnifying party, provided that the indemnifying party will hold the indemnified party harmless from all of its expenses, including reasonable attorney's fees, incurred in connection with such cooperation by the indemnified party.

         6.       MISCELLANEOUS

                  6.1 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic or facsimile communications)) and shall be mailed (return receipt requested), telegraphed, sent by facsimile or hand delivered to each party at the address set forth as follows, or at such other address as either party may designate by notice to the others, and any such notice, request, demand or other communications shall be effective upon receipt:

                  If to CKE:        CKE Restaurants, Inc.
                                    1200 North Harbor Boulevard
                                    Anaheim, California 92801
                                    Attn: Chief Financial Officer

                  If to Summit:     Summit Family Restaurants Inc.
                                    440 Lawndale Drive
                                    Salt Lake City, Utah 84115-2917
                                    Attn: Chief Financial Officer

                  If to Star:       Star Buffet, Inc.
                                    440 Lawndale Drive
                                    Salt Lake City, Utah 84115-2917
                                    Attn: Chief Financial Officer

                  6.2 Amendments. This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties, or their respective successors or assigns, or otherwise as provided herein.

                  6.3 Attorneys' Fees. In the event of any dispute arising out of or in connection with this Agreement, and any other documents executed pursuant, the prevailing party, in addition to any other amounts which it may be entitled to, shall be entitled to recover from the other party reasonable attorneys' fees and court costs as shall be awarded in the resolution of such dispute.

                  6.4 Entire Agreement. This Agreement contains the entire agreement between the parties pertaining to the subject matter hereof. This Agreement supersedes all prior written agreements and all prior or contemporaneous verbal agreements with respect to the subject matter hereof.

                  6.5 Waiver. Any forbearance by a party to this Agreement in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver of or preclude the exercise of that or any other right or remedy.

                  6.6 Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

                  6.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision, and all other provision, and all other provisions shall remain in full force and effect.

                  6.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State, without regard to conflicts of laws principles.

                  6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties by duly authorized representatives as of the date first above written.

                                             CKE RESTAURANTS, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                                             SUMMIT FAMILY RESTAURANTS INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title

                                             STAR BUFFET, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                                             CASA BONITA INCORPORATED


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                                             JB'S RESTAURANTS, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title: